INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors of

Mercury Funds, Inc.:

In planning and performing our audits of the financial statements of the each of the funds in the series constituting Mercury Funds, Inc. (the “Funds”) (as detailed below) for the year ended May 31, 2003 (on which we have issued our reports dated as detailed below), we considered the Funds’ internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds’ internal control.

Fund

Report Date

Merrill Lynch International Fund

July 8, 2003

Merrill Lynch Pan-European Growth Fund

July 8, 2003

Merrill Lynch Small Cap Growth Fund

July 8, 2003

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity’s objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control it may become inadequate because of changes in conditions, or that the effectiveness of the design and operation may deteriorate degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds’ internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.  However, we noted no matters involving the Funds’ internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2003.

This report is intended solely for the information and use of management, the Shareholders and Board of Directors of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties..

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 8, 2003